Exhibit 99.1

      Shareholders Approve Merger of New York Community Bancorp, Inc. and Roslyn Bancorp, Inc.; Merger to Take Effect after the Close of Business on October 31, 2003

    WESTBURY, N.Y. & JERICHO, N.Y.--(BUSINESS WIRE)--Oct. 29, 2003--The merger of Roslyn Bancorp, Inc. (Nasdaq:RSLN) with and into New York Community Bancorp, Inc. (NYSE:NYB) was approved earlier today by shareholders of both companies. The merger is scheduled to become effective after the close of business on October 31, 2003.
    In addition, shareholders of New York Community Bancorp approved an amendment to the Company's certificate of incorporation increasing the amount of common stock authorized for issuance from 300 million to 600 million shares.
    During the special meeting of New York Community Bancorp shareholders held earlier today, President and Chief Executive Officer Joseph R. Ficalora stated, "We are gratified by the enthusiastic response of our investors to the Roslyn merger and the opportunity it offers to extend our record of successful transactions and significant earnings growth. We look forward to providing our shareholders with greater returns on their investment, and our customers with superior service throughout our combined network of 147 banking offices.
    "In addition, we are grateful for our shareholders' approval of the amendment to our certificate of incorporation increasing the number of authorized shares of common stock," Mr. Ficalora said. "In doing so, they have given us the flexibility to further enhance shareholder value by taking advantage of market opportunities and conditions as they arise."
    Commenting at Roslyn Bancorp's special meeting of shareholders, President and Chief Executive Officer Joseph L. Mancino stated, "We are encouraged by the overwhelming support received from our shareholders for this strategic merger. We are confident that the transaction will enhance shareholder value and provide long-term benefits for shareholders, customers, and the communities we serve."
    Following the merger, Mr. Mancino will serve as co-chairman of New York Community Bancorp's Board of Directors, together with its current chairman, Michael F. Manzulli.
    New York Community Bancorp, Inc. is the $12.9 billion holding company for New York Community Bank and the fifth largest thrift in the nation, based on current market capitalization. The Bank currently serves its customers through 108 banking offices that operate through six community divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, Ironbound Bank, First Savings Bank of New Jersey, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the New York metro region, with 52 in-store branches, the Bank is one of the leading producers of multi-family mortgage loans in New York City. Additional information about the Company, including its financial performance, may be found at www.myNYCB.com.
    Roslyn Bancorp, Inc. is the holding company for The Roslyn Savings Bank and ranks among the five largest publicly traded thrift institutions in New York. The Bank operates 39 full service branches throughout Nassau and Suffolk counties on Long Island and the New York City boroughs of Brooklyn, Queens, and the Bronx. Additional information about the Company is available at www.roslyn.com.

    Forward-looking Statements and Associated Risk Factors

    This release, and other written material and statements management may make, may contain certain forward-looking statements regarding the companies' prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The companies intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.
    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the companies, are generally identified by use of the words "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," or other similar expressions. The companies' ability to predict results or the actual effects of their plans and strategies, including the proposed merger, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
    The following factors, among others, could cause the actual results of the proposed merger to differ materially from the expectations stated in this release: the ability of the companies to consummate the merger; the ability of the companies to effect the proposed post-merger restructuring; the ability to successfully integrate the companies following the merger, including integration of data information systems and retention of key personnel; a materially adverse change in the financial condition of either company; the ability to fully realize the expected cost savings and revenues; and the ability to realize the expected cost savings and revenues on a timely basis.
    Factors that could have a material adverse effect on the operations of the companies and their subsidiaries include, but are not limited to, changes in general economic conditions; interest rates, deposit flows, loan demand, real estate values, competition, and demand for financial services, loan, deposit, and investment products in New York Community's local markets; changes in the quality or composition of the loan or investment portfolios; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities, and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting New York Community's operations, pricing, and services.
    Except as required by applicable law or regulation, the companies undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.


    CONTACT: New York Community Bancorp, Inc., Westbury
             Ilene A. Angarola (investor relations), 516-683-4420
                 or
             Roslyn Bancorp, Inc., Jericho
             Mary M. Feder (investor relations), 516-942-6150